AMENDMENT TO FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of March 2, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Fund Accounting and Administration Agreement between ALPS and the Trust dated December 7, 2006, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Variable Investment Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Variable Investment Trust		ALPS Fund Services, Inc.

By:	/s/ Kathryn Burns	By:	/s/ Ken Fullerton

Name:	Kathryn Burns	Name:	Ken Fullerton

Title:	President	Title:	Authorized Representative

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	Section 2.(b) of the Existing Agreement is deleted in its entirety and replaced with the following:

(b) Fees for conversion, setup and implementation, tax related services, financial statements and audit support, data extracts, development work, customized reports and other services not listed in this Agreement may be billed as agreed to in writing prior to the commencement of work.

Fees assume that the Trust will supply trades and other required data in either (i) industry standard file formats, i.e., commercially available Order Management System (OMS) or SWIFT formats, or (ii) ALPS’ standard formats. Any other file formats that require ALPS development will be billed separately at ALPS’ standard rates. These development charges are not included in the listed conversion fees, if any.

Any and all charges for market data and, as may be agreed in writing, fees for ALPS calculated values for over the counter derivatives will be billed to the Trust separately.

The Trust shall be responsible for any and all charges for security pricing and data fees, Bloomberg fees, tax calculation and reporting fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, intermediary vision services, document storage fees, shareholder verification (KYC/CIP) services, shareholder bank verification fees, lost shareholder and escheatment fees, 22c2 fees, sales reporting fees, retirement account disclosure language, private label money markets, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Trust and administrative handling fees attributable to management of such expenses. For expenses of a third party from which ALPS receives services as part of an existing ALPS relationship or agreement, the Trust may be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All such fees described above may be provided through ALPS affiliates at standard rates. To the extent reasonably practicable, ALPS will provide advance notice to the Trust of any material changes in fees and if not reasonably practicable to provide in advance, as soon as reasonably practicable thereafter.

In addition to any fees, reasonable out-of-pocket expenses, including expenses incurred by ALPS for travel, lodging, meals, telephone, shipping, duplicating and cost of data will be billed to the Trust. For any work to be billed at ALPS’ standard rates, estimates will be provided prior to the commencement of work.

2.	The contact information in Section 18. Notices is deleted in its entirety and replaced with the following:

If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@ssinc.com

If to the Trust:

ALPS Variable Investment Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: Secretary

With a copy to:

Davis Graham & Stubbs LLP

155017th Street, Suite 500

Denver, Colorado 80202

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.